Exhibit 99.1

Party City Announces Third Quarter 2019 Financial Results; Total Revenue for Fiscal October 2019

ELMSFORD, N.Y.— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the third quarter ended September 30, 2019, as well as total revenue for fiscal October 2019.

James M. Harrison, Chief Executive Officer, stated, “Our third quarter and October results were disappointing as many of the tailwinds that we expected failed to materialize. The negative impact of helium shortages was felt across the business on both the top and bottom line including a 210 basis point headwind to third quarter brand comparable sales. However, we are encouraged that our retail operations have approached a 100% in stock helium position since we began the fourth quarter, resulting in abating helium headwinds at retail and a bounce-back in the helium impacted categories.”

Mr. Harrison added, “While our Halloween performance was soft in stores, our digital business, which includes Buy Online Pick-Up In Store and marketplace, showed strong growth. We are carefully analyzing our Halloween results and addressing the underlying issues and opportunities we have identified to improve the business going forward. We have revised our full year outlook to reflect the third quarter and October shortfalls. This 2019 outlook includes a significant impact from temporary headwinds like the helium shortages and the flow through of previously capitalized excess freight and distribution costs. Combined, these two factors impacted EBITDA by $45 million in 2019, representing approximately half the total year over year decline. These temporary headwinds notwithstanding, we are not satisfied with our performance this year and our entire team is focused on driving improvement and returning the business to positive comparable growth and top of mind consumer relevance,” Mr. Harrison concluded.

Third Quarter Summary:

•	Total revenues decreased 2.3% on a reported basis to $540.2 million and 1.5% on a constant currency basis.

•	Total Retail sales decreased 1.7% on a reported basis (1.5% on a constant currency basis) principally due to headwinds from the helium shortage.

•	Brand comparable sales decreased 2.6% during the third quarter due to approximately 210 basis points of headwinds from the helium shortage

•	North American e-commerce sales increased by 11.6% on a reported basis and 14.9% including Buy Online Pickup In Store.

•

Net third-party wholesale revenues increased 0.2% on an adjusted basis when excluding the impacts of franchise store acquisitions and currency. Third-party international wholesale sales increased by 3.9% on a constant currency basis.

•

Total gross profit margin decreased 590 basis points to 30.6% of net sales primarily due to the overall impact of the ongoing helium shortage, including increased cost (180 bps); inventory markdowns and provisions recorded in conjunction with the Company’s previously discussed store optimization program (160 bps); higher freight costs associated with product imported during the second half of 2018 as the China tariffs caused temporary operational disruptions (130 bps): an increase in promotional activity at retail for everyday and seasonal products (100 bps) and the remainder principally due to sales mix shifts, including the growth in mass market and grocery channel sales.

•

As a result of a sustained decline in the Company’s market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge at September 30, 2019 of $259.1 million against the goodwill associated with its retail and wholesale reporting units.

•

Operating expenses, excluding the goodwill impairment charge, totaled $185.2 million or $13.6 million higher than the third quarter of 2018, principally the result of a higher store count and the store impairment and restructuring costs associated with our store optimization program.

•

Interest expense was $29.4 million during the third quarter of 2019, compared to $27.7 million during the third quarter of 2018 driven by the impact of higher borrowings and the Company’s August 2018 high yield refinancing.

•	Reported GAAP net loss was ($281.7) million or ($3.02) per share.

•	Adjusted net (loss) income was ($25.7) million, or ($0.28) per share, compared to $7.4 million, or $0.08 per share, in the third quarter of 2018. (See “GAAP and Non-GAAP measures”)

•	Adjusted EBITDA was $17.1 million, versus $59.4 million during the third quarter of 2018. (See “GAAP and Non-GAAP measures”)

Fiscal October 2019 Update

For fiscal October 2019 (for the Company’s retail segment, fiscal October 2019 consisted of the five-week period ended November 2, 2019), the Company reported total revenue of $432.6 million, or 7% below the same period of last year, excluding the prior year Canada retail revenue to adjust for the Canadian Tire Corporation transaction. Total Retail revenue decreased approximately 8%. Brand comparable sales, which include Company-owned Party City stores in the U.S and North American e-commerce operations, decreased 4.9%. When looking at retail’s Halloween product sales for the third quarter and October combined, there was a 3.2% overall decline year over year. North American e-commerce sales increased by 15.3% including Buy Online Pickup In Store while Halloween City sales per store decreased 20.8% from the prior year.

During the Halloween season, the Company operated 256 temporary Halloween City stores, compared to 239 in 2018.

Balance Sheet Highlights as of September 30, 2019:

The Company ended the quarter with $2,004 million in debt (net of cash) and approximately $152 million in availability under its asset-based revolving credit facility.

Store Optimization Program:

During the third quarter of 2019, the Company recorded $7.3 million of charges related to the previously announced store optimization program which includes the closing of approximately 55 Party City locations in fiscal 2019. As of September 30, 2019, the Company closed 34 stores.

Fiscal 2019 Outlook:

The Company is updating its fiscal 2019 outlook and currently expects:

•	Total revenue of $2.35 to $2.38 billion

•	Brand comparable sales decline 2% to 3%

•	GAAP net loss of $183 to $176 million

•	GAAP diluted EPS of $(1.94) to $(1.86)

•	Adjusted EBITDA of $300 to $310 million

•	Adjusted net income of $79 to $86 million

•	Adjusted diluted EPS of $0.84 to $0.91

•	Net debt by end of year of approximately $1.5 billion

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2019 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

Conference Call Information

A conference call to discuss the third quarter 2019 financial results is scheduled for today, November 7, 2019, at 8:00 a.m. Eastern Time, and the Company has posted certain supplemental presentation materials to its investor relations website. Investors and analysts interested in participating in the call are invited to dial (866) 270-1533 (U.S. domestic) and (412) 317-0797 (international) approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons,

Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 900 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact:

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2019	December 31, 2018
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$34,572	$58,909
Accounts receivable, net	168,124	146,983
Inventories, net	760,179	756,038
Prepaid expenses and other current assets	75,919	61,905
Assets held for sale	172,189	—

Total current assets	$1,210,983	1,023,835
Property, plant and equipment, net	241,413	321,044
Operating lease asset	827,817	—
Goodwill	1,358,137	1,656,950
Trade names	534,611	568,031
Other intangible assets, net	46,258	60,164
Other assets, net	12,578	12,323

Total assets	$4,231,797	$3,642,347

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$461,016	$302,751
Accounts payable	140,112	208,149
Accrued expenses	166,609	161,228
Liabilities held for sale	48,618	—
Current portion of operating lease liability	140,781	—
Income taxes payable	—	25,993
Current portion of long-term obligations	13,498	13,316

Total current liabilities	$970,634	711,437
Long-term obligations, excluding current portion	1,564,098	1,621,963
Long-term portion of operating lease liability	747,079	—
Deferred income tax liabilities	147,904	174,427
Other long-term liabilities	16,305	87,548

Total liabilities	$3,446,020	2,595,375

Redeemable securities	3,351	3,351

Stockholders’ equity:
Common stock (94,448,333 and 93,622,934 shares outstanding and 121,629,237 and 120,788,159 shares issued at September 30, 2019 and December 31, 2018, respectively)	1,211	1,208
Additional paid-in capital	928,749	922,476
Retained earnings	231,597	495,777
Accumulated other comprehensive loss	(52,043)	(49,201)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,109,514	1,370,260
Less: Common stock held in treasury, at cost (27,180,904 and 27,165,225 shares at September 30, 2019 and December 31, 2018)	(327,086)	(326,930)

Total Party City Holdco Inc. stockholders’ equity	782,428	1,043,330
Noncontrolling interests	(2)	291

Total stockholders’ equity	782,426	1,043,621

Total liabilities, redeemable securities and stockholders’ equity	$4,231,797	$3,642,347

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Net sales	$538,345	$550,840	$1,611,149	$1,614,049
Royalties and franchise fees	1,886	2,206	6,089	7,832

Total revenues	540,231	553,046	1,617,238	1,621,881

Cost of sales	373,413	349,641	1,065,511	996,084
Wholesale selling expenses	16,084	17,538	50,929	53,581
Retail operating expenses	111,595	103,833	302,756	285,019
Franchise expenses	3,274	862	9,813	8,624
General and administrative expenses	43,062	42,239	126,497	136,230
Art and development costs	5,927	5,573	17,568	17,278
Development stage expenses	2,728	1,622	7,966	5,620
Gain on sale/leaseback transaction	—	—	(58,381)	—
Store impairment and restructuring charges	2,574	—	25,817	—
Goodwill Impairment	259,100	—	259,100	—

	817,757	521,308	1,807,576	1,502,436

(Loss) income from operations	(277,526)	31,738	(190,338)	119,445

Interest expense, net	29,424	27,705	88,857	76,481
Other expense, net	2,047	5,696	6,643	9,076

(Loss) income before income taxes	(308,997)	(1,663)	(285,838)	33,888
Income tax (benefit) expense	(27,252)	777	(21,809)	9,443

Net (loss) income	(281,745)	(2,440)	(264,029)	24,445
Add: Net (loss) income attributable to redeemable securities holder	—	(8)	—	402
Less: Net loss attributable to noncontrolling interests	(212)	(28)	(352)	(87)

Net (loss) income attributable to common shareholders of Party City Holdco Inc.	(281,533)	$(2,420)	$(263,677)	$24,934

Comprehensive income	$(39,902)	$(2,003)	$(18,212)	$20,889
Add: Comprehensive (loss) income attributable to redeemable securities holder	—	(8)	—	402
Less: Comprehensive loss attributable to noncontrolling interests	(213)	(35)	(364)	(108)

Comprehensive (loss) income attributable to common shareholders of Party City Holdco Inc.	$(39,689)	$(1,976)	($17,848)	$21,399

Net (loss) income per share attributable to common shareholders of Party City Holdco Inc. - Basic	$(3.02)	$(0.03)	$(2.83)	$0.26

Net (loss) income per share attributable to common shareholders of Party City Holdco Inc. - Diluted	$(3.02)	$(0.03)	$(2.83)	$0.26

Weighted-average number of common shares-Basic	93,346,448	96,494,565	93,271,392	96,449,011
Weighted-average number of common shares-Diluted	93,346,448	96,494,565	93,271,392	97,684,290

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income	$(281,745)	$(2,440)	$(264,029)	$24,445
Interest expense, net	29,424	27,705	88,857	76,481
Income taxes	(27,252)	777	(21,809)	9,443
Depreciation and amortization	19,155	16,974	62,380	57,786

EBITDA	(260,418)	43,016	(134,601)	168,155
Non-cash purchase accounting adjustments	—	2,154	2,757	2,696
Store impairment and restructuring charges (a)	8,694	—	54,960	—
Other restructuring, retention and severance (b)	(73)	951	5,248	3,105
Goodwill impairment (c)	259,100		259,100
Deferred rent (d)	446	2,468	(1,042)	3,623
Closed store expense (e)	2,326	825	3,424	3,430
Foreign currency losses (gains), net	646	(314)	486	128
Stock option expense (f)	409	550	1,150	1,492
Non-employee equity based compensation (g)	129	(13)	387	352
Undistributed income in equity method investments	7	(279)	(195)	(580)
Corporate development expenses (h)	4,588	3,057	11,782	8,409
Non-recurring consulting costs (i)	—	624	—	12,243
Refinancing charges (j)	—	5	—	6,237
Restricted stock units - time-based (k)	610	470	1,543	722
Restricted stock units - performance-based (l)	560	889	1,036	1,482
Non-recurring legal settlements/costs	194	5,091	1,795	6,237
Gain on sale/leaseback transaction (m)	—	—	(58,381)	—
Other	(76)	(44)	216	(295)

Adjusted EBITDA	$17,142	$59,445	$149,665	$211,199

Adjusted EBITDA margin	3.2%	10.8%	9.3%	13.1%

(a)

During the nine months ended September 30, 2019, the Company initiated a store optimization program under which it plans to close approximately 55 Party City stores during the course of 2019. In conjunction with the program, during the first nine months of 2019, the Company recorded the following charges: inventory reserves: $25,987, operating lease asset impairment: $14,149, labor and other costs related to closing the stores: $6,327, property, plant and equipment impairment: $4,680 and severance: $661. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive (loss) income. The other charges were recorded in store impairment and restructuring charges in the Company’s statement of operations and comprehensive (loss) income. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $3,156.

(b)	Amounts expensed during 2019 principally relate to executive severance and the write-off of inventory for a section of the Company’s Party City stores that is being restructured.
(c)

As a result of a sustained decline in the Company’s market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge at September 30, 2019 of $259,100 against the goodwill associated with its retail and wholesale reporting units.

(d)	The “deferred rent” adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(e)	Charges incurred related to closing and relocating stores in the ordinary course of business.
(f)	Represents non-cash charges related to stock options.
(g)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(h)	Primarily represents start-up costs for Kazzam (see the 2018 Form 10-K for further discussion) and third-party costs related to acquisitions (principally legal and diligence expenses).
(i)	Non-recurring consulting charges related to the Company’s retail operations.
(j)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees.

(k)	Non-cash charges for restricted stock units that vest based on service conditions.
(l)	Non-cash charges for restricted stock units that vest based on performance conditions.
(m)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(Loss) income before income taxes	$(308,997)	$(1,663)	$(285,838)	33,888
Intangible asset amortization	3,553	591	10,528	7,959
Non-cash purchase accounting adjustments	424	1,659	4,200	2,622
Amortization of deferred financing costs and original issuance discounts (a)	1,222	6,268	3,511	9,834
Store impairment and restructuring charges (b)	8,694	—	54,960	—
Other restructuring charges (c)	(263)	809	2,822	809
Goodwill impairment (d)	259,100		259,100
Non-employee equity based compensation (e)	128	(13)	386	352
Refinancing charges (a)	—	—	36	—
Non-recurring consulting costs (f)	—	624		12,243
Stock option expense (g)	409	550	1,150	1,492
Gain on sale/leaseback transaction (h)	—	—	(58,381)	—
Restricted stock units - performance-based (i)	560	889	1,036	1,482

Adjusted (loss) income before income taxes	(35,170)	9,714	(6,490)	70,681
Adjusted income tax (benefit) expense (j)	(9,459)	2,364	(2,117)	17,213

Adjusted net (loss) income	$(25,711)	$7,350	$(4,373)	$53,468

Adjusted net (loss) income per common share - diluted	$(0.28)	$0.08	$(0.05)	$0.55

Weighted-average number of common shares-diluted	93,346,448	97,714,252	93,271,392	97,684,290

(a)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. The amount is included in “Amortization of deferred financing costs and original issuance discounts” in the adjusted net income table above. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees. The amount is included in “Refinancing charges” in the table above.

(b)

During the nine months ended September 30, 2019, the Company initiated a store optimization program under which it plans to close approximately 55 Party City stores during the course of 2019. In conjunction with the program, during the first nine months of 2019, the Company recorded the following charges: inventory reserves: $25,987, operating lease asset impairment: $14,149, labor and other costs related to closing the stores: $6,327, property, plant and equipment impairment: $4,680 and severance: $661. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive (loss) income. The other charges were recorded in store impairment and restructuring charges in the Company’s statement of operations and comprehensive (loss) income. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $3,156.

(c)	Amounts expensed during 2019 principally relate to executive severance and the write-off of inventory for a section of the Company’s Party City stores that is being restructured.
(d)

As a result of a sustained decline in the Company’s market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge at September 30, 2019 of $259,100 against the goodwill associated with its retail and wholesale reporting units.

(e)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(f)	Non-recurring consulting charges related to the Company’s retail operations.
(g)	Represents non-cash charges related to stock options.
(h)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

(i)	Non-cash charges for restricted stock units that vest based on performance conditions.
(j)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2019 OUTLOOK

(In millions, unaudited)

	Full year 2019 Outlook
Net loss:	($183)	—	($176)
Gain on sale - Leaseback and CTC transactions, net of tax:		(53)
Store impairment and restructuring charges, net of tax:		46
Goodwill impairment, net of tax		249
Intangible asset amortization, net of tax:		10
Amortization of deferred financing costs and original issuance discount, net of tax:		3
Non-cash purchase accounting adjustments, net of tax:		3
Equity based compensation, net of tax:		2
Other restructuring charges, net of tax:		2

Adjusted net income:	79	—	$86

Net loss:	($183)	—	($176)
Income taxes:	22	—	28
Interest expense, net:	116	—	114
Depreciation and amortization:	83	—	80

EBITDA:	$38	—	$46
Gain on sale - Leaseback and CTC transactions:		(84)
Store impairment and restructuring charges:		62
Goodwill impairment		259
Corporate development expenses:	8	—	10
Other restructuring, retention and severance:		6
Equity based compensation:		5
Non-cash purchase accounting adjustments:		3
Closed store expense:		3

Adjusted EBITDA:	$300	—	$310

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended September 30,
	2019		2018
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$383,424	71.0%	$424,569	76.8%
Eliminations	(214,546)	(39.7)%	(249,409)	(45.1)%

Net wholesale	168,878	31.3%	175,160	31.7%
Retail	369,467	68.4%	375,680	67.9%

Total net sales	538,345	99.7%	550,840	99.6%
Royalties and franchise fees	1,886	0.3%	2,206	0.4%

Total revenues	$540,231	100.0%	$553,046	100.0%

	Nine Months Ended September 30,
	2019		2018
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$992,793	61.4%	$988,129	60.9%
Eliminations	(552,421)	(34.2)%	(524,689)	(32.3)%

Net wholesale	440,372	27.2%	463,440	28.6%
Retail	1,170,777	72.4%	1,150,609	70.9%

Total net sales	1,611,149	99.6%	1,614,049	99.5%
Royalties and franchise fees	6,089	0.4%	7,832	0.5%

Total revenues	$1,617,238	100.0%	$1,621,881	100.0%

	Three Months Ended September 30,
	2019		2018
Total Gross Profit	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Retail	$128,692	34.8%	$151,860	40.4%
Wholesale	36,240	21.5%	49,339	28.2%

Total	$164,932	30.6%	$201,199	36.5%

	Nine Months Ended September 30,
	2019		2018
Total Gross Profit	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Retail	$436,761	37.3%	$482,609	41.9%
Wholesale	108,877	24.7%	135,356	29.2%

Total	$545,638	33.9%	$617,965	38.3%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended September 30,		LTM
	2019	2018	2019
Store Count
Corporate Stores:
Beginning of period	865	814	862
New stores opened	0	7	9
Acquired	3	41	6
Closed	(25)	—	(34)

End of period	843	862	843
Franchise Stores:
Beginning of period	98	134	97
New stores opened	—	0	2
Sold to Party City	—	(37)	0
Closed	—	0	(1)

End of period	98	97	98

Grand Total	941	959	941

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Wholesale Share of Shelf (a)	78.3%	77.2%	78.0%	77.8%

Manufacturing Share of Shelf (b)	25.4%	25.3%	26.7%	26.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Brand comparable sales (c)	(2.6)%	(1.0)%	(2.0)%	0.5%

(a)	Wholesale share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Manufacturing share of shelf represents the percentage of our retail product cost of sales manufactured by the company.
(c)	Party City brand comparable sales include North American e-commerce sales.